Exhibit 99.1

Virco Reports Second
Quarter Results

•	Revenue through six months essentially flat

•	Gross margin climbs 140 basis points

•	Late summer surge in orders results in higher YTD revenues at end of August and may signal recovery in local, state funding for public schools

Virco Mfg. Corporation (VIRC)
September 11, 2014

Torrance, Calif. -(BUSINESS WIRE)

Virco today announced financial results for its fiscal 2014 second quarter and YTD results for the six months ended July 31, 2014. The Company also provided preliminary revenue figures for the month of August, 2014, which concluded the traditional summer delivery cycle to public schools.

Revenue for the six months ended July 31, 2014 was virtually flat at $76,722,000 compared to $76,823,000 last year. Gross margins continued to improve reaching 37.8% through six months compared to 36.4% in the first half of 2013. However, net income declined from $1,763,000 to $1,348,000, due largely to a later-than-normal delivery season and a larger provision for state income taxes, which had the effect of moving more revenue and associated earnings into the month of August, which is part of the Company’s third quarter. The underlying improvement in operating efficiencies is the cumulative result of management initiatives over the past several years.

Revenue for the three months ended July 31 declined by 6.6% to $53,192,000 as a result of timing of orders received in July that shipped in August. The Company’s peak shipping months are June, July and August, which collectively account for more than half of its annual revenue. These are the months when public schools are out of session and furniture can be delivered without interrupting the educational calendar.

This summer season was the busiest of the past few years. In addition, incoming orders peaked later in the season, with July bookings exceeding June, which is normally the Company’s busiest month for orders. This year, July’s incoming orders totaled $26,544,000, compared to $22,836,000 for July of 2013, an increase of over 16%. By the end of July, this late summer surge had lifted YTD incoming orders 5.5% ahead of last year.

By the end of August most of these orders had moved completely through the delivery cycle, boosting August, 2014 revenues to $35,739,000 vs. $32,165,000 for August of 2013. YTD revenue at the end of August, 2014 was $112,461,000 vs. $108,988,000 last year, an increase of 3.2%. The mix of orders also appeared to shift back towards historical norms, with a majority of small- to mid-sized replacement, fill-in, and upgrade orders. Based on historic trends, management believes this order mix may signal a modest recovery in local and state funding for the general operating budgets of its core public school customers.

The Company’s investment in automation, new products, and new service technologies, combined with cost reduction efforts by management, has resulted in improved financial performance. The Company’s US manufacturing and distribution system results in a more responsive and timely fulfillment process that is increasingly important to its customer base.

The Company also benefitted from stable pricing of commodities used in its manufacturing operations. Volatility in prior years adversely affected results. However, this year there has been additional volatility in freight costs due to a decrease in the availability of drivers and equipment, which may adversely affect future results.

Mr. Robert Virtue, President and Chief Executive Officer of Virco, said, “I am pleased that we have experienced an increase in the volume of our orders while maintaining our cost control measures to produce better operating results. While we continue to rely on publicly funded education institutions for much of our business, we have seen a strengthening of that market. We are also undertaking several initiatives to diversify our customer base while maintaining our excellent relationships and high level of service with our core customers.”

	Three Months Ended		Six Months Ended
	7/31/2014	7/31/2013	7/31/2014	7/31/2013
	(In thousands, except share data)

Net sales	$53,192	$56,933	$76,722	$76,823
Cost of sales	32,346	35,347	47,699	48,828
Gross profit	20,846	21,586	29,023	27,995
Selling, general administrative & other expense	15,337	15,301	27,388	26,194
Income before income taxes	5,509	6,285	1,635	1,801
Income tax expense	306	75	287	38
Net Income	$5,203	$6,210	$1,348	$1,763

Net income per share - basic	$0.35	$0.43	$0.09	$0.12

Net income per share - diluted	$0.35	$0.42	$0.09	$0.12

Weighted average shares outstanding - basic	14,725	14,570	14,687	14,506

Weighted average shares outstanding - diluted	14,874	14,647	14,839	14,591

Contact:

Virco Mfg. Corporation (310) 533-0474

Robert. A. Virtue, President and Chief Executive Officer
Robert Dose, CFO
Doug Virtue, Executive Vice President

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates; absorption rates; economic conditions (including without limitation the prospects of economic recovery); the educational furniture industry; including the domestic market for classroom furniture; state and municipal bond funding; the rate of completion of bond funded construction projects; cost control initiatives; ability to respond to a recovery in our industry; structural spending; pricing; use of temporary workers; seasonality; marketing initiatives; and international markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available financing sources. See our Annual Report on Form 10-K for the year ended January 31, 2014, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of filing